Exhibit 99.1

Media Line
T 502-627-4999
F 502-627-3629

August 12, 2014

LG&E and KU withdraw request
for Green River natural gas combined-cycle generating plant;
Still pursuing solar generating facility request

(LOUISVILLE, Ky.) – Louisville Gas and Electric Company and Kentucky Utilities Company informed the Kentucky Public Service Commission today that they will withdraw their application for a second natural gas combined-cycle generating facility, but plan to continue to pursue a solar generating facility.

The announcement comes as a result of nine municipal utility customers’ decision to terminate in 2019 their wholesale power contracts with Kentucky Utilities. Those contracts total approximately 320 megawatts of peak demand.

LG&E and KU filed the request with the KPSC in January to build an approximately 700-megawatt NGCC generating facility in Muhlenberg County and a 10-megawatt solar photovoltaic facility in Mercer County. The need for the NGCC, which was expected to be completed by 2018 and cost approximately $700 million, was based in part on energy forecasts through 2035 that included serving the municipal customers.

Following the municipal utilities’ termination notices, LG&E and KU put the new generation requests on hold for 90 days to weigh the impacts of the termination notices on future generation plans. As a result, LG&E and KU have decided to withdraw their application for the NGCC. Plans remain in place for the $36 million solar facility at KU’s existing Brown facility. If approved, the solar unit would go online in 2016.

“We’ve analyzed the situation carefully and believe that it is in the best interest of all of our customers to withdraw our current application for the natural gas combined-cycle unit in Western Kentucky,” said Paul W. Thompson, chief operating officer. “Removing more than 300 megawatts of demand changes our load forecasts and thus delays the need for new generation.”

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Louisville Gas and Electric Company and Kentucky Utilities Company, part of the PPL Corporation (NYSE: PPL) family of companies, are regulated utilities that serve a total of 1.2 million customers and have consistently ranked among the best companies for customer service in the United States. LG&E serves 321,000 natural gas and 397,000 electric customers in Louisville and 16 surrounding counties. KU serves 543,000 customers in 77 Kentucky counties and five counties in Virginia. More information is available at www.lge-ku.com and www.pplweb.com.